Exhibit 99.1

Duraswitch Announces Results for Three and Nine Months Ended September 30, 2004

        PHOENIX, Nov. 1 /PRNewswire-FirstCall/ — Duraswitch (Nasdaq: DSWT), a developer and licensor of electronic switch technologies, today announced financial results for the three and nine months ended September 30, 2004.

        Highlights for the quarter:

—	Steady flow of new projects through licensees
—	Dawar, most recent licensee, brings a medical OEM customer with project using thiNcoder(R) technology
—	Continued reduction in net loss and operating expenses
—	Strengthened corporate governance by adding Steve Hanson to the Board of Directors and Audit Committee
—	Exposure with presence at ASIS security trade show and electronicAsia

        Duraswitch reported a net loss of $375,000, or $0.04 per share, for the third quarter of 2004, compared to a net loss of $476,000, or $0.05 per share, for the third quarter of 2003. Revenue for the third quarter of 2004 was $199,000, generating gross profit of $149,000. Total revenue for the comparable quarter of 2003 was $193,000, generating a gross profit of $162,000.

        For the nine months ended September 30, 2004, Duraswitch recorded a net loss of $348,000, or $0.04 per share, compared to a net loss of $2.02 million, or $0.21 per share, for the nine months ended September 30, 2003. Revenue for the nine months ended September 30, 2004 was $1.56 million, which generated a gross profit of $1.42 million. Revenue for the nine-month period ended September 30, 2004 included $1 million from Delphi Corp. related to the first payment of the minimum guaranteed royalty commitments in Delphi’s exclusive license agreement for the automotive industry. The agreement has an additional $11 million in guaranteed minimum royalties, with $2 million due in 2005, $3 million in 2006 and $6 million in 2007. Revenue for the comparable nine-month period in 2003 was $513,000, which generated a gross profit of $452,000.

        Operating expenses for the quarter ended September 30, 2004 were $536,000, compared to $648,000 during the same period in 2003. For the nine-month period, operating expenses were $1.80 million compared to $2.47 million for the nine months ended September 30, 2003. The decrease was primarily a result of decreased personnel and reduced occupancy costs.

        Duraswitch’s cash position at September 30, 2004 was $3.4 million and the company has no debt.

        Commenting on the quarter, Bob Brilon, Duraswitch president and CEO, said, “Licensees brought in several new customers in the medical industry this quarter. Additionally, we are pleased to welcome Dawar as a new licensee. Dawar is a preferred supplier for a medical device manufacturer with $750 million in annual revenue, and is working with the customer to integrate thiNcoder(R) rotary switches into consumer medical devices.”

        Design reviews received through licensees during the quarter remained steady. Some of the new designs received during the quarter include high-end keyboards, elevator controls, lighting/sound boards, x-ray control panels, automatic cutting machinery, generators, blood monitors, home electronic integration, depth-of-consciousness monitors, hand-held industrial controls, entertainment systems, dental equipment and industrial labeling equipment.

        “This was also a busy quarter with great exposure through several trade shows including ASIS, the world’s largest security trade show and electronicAsia, the largest consumer electronics fair in Asia. We will also be attending electronica in Germany next week to support our European licensees,” Brilon continued.

        “We have a solid cash position and have reduced operating expenses and our net loss year over year. Our focus will continue to attract new licensees, additional applications and volume production using our technologies,” Brilon concluded.

        About Duraswitch

        Duraswitch is a licensor of patented, enabling technologies. The company was founded on a novel new electronic switch technology — pushbuttons, rotary dials, mouse controls — that can be used in a wide range of applications. Licensing its intellectual property to established switch manufacturers and OEMs, Duraswitch brings together its expertise in switch design with their marketing and manufacturing capabilities. Duraswitch has executed license agreements with 30 manufacturers worldwide including Siemens AG and Delphi Corp., and formed technology alliances with manufacturers of complementary products including Three-Five Systems, FLEXcon and Saturn Electronics. With this global network, Duraswitch’s business model can easily be used to take additional innovative technologies to commercialization partners. Visit www.duraswitch.com or call 480.586.3300 for more information.

        This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding licensees’ ability to successfully market and manufacture products using our technologies, increasing revenues through the commercialization of designs through our licensees and the potential to increase commercialization through direct marketing efforts. Risks and uncertainties that could cause results of operations to differ materially from those projected include lack of market acceptance of our technologies, underestimating the length of time required to develop sufficient licensing revenue to create a net profit, unanticipated expenses related to protecting our intellectual property, increased sales and marketing expenses and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year-ended December 31, 2003. These forward-looking statements represent our beliefs as of the date of the press release and we disclaim any intent or obligation to update these forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
NET LICENSING REVENUE:	$199,413	$192,863	$1,558,673	$513,135

COST OF GOODS SOLD:	49,996	30,874	137,780	61,450

Gross profit	149,417	161,989	1,420,893	451,685

OPERATING EXPENSES:
Selling, general and administrative	425,862	488,955	1,439,736	1,710,054
Research, development
and commercial
application
engineering	110,113	159,083	357,601	763,972

Total operating expenses	535,975	648,038	1,797,337	2,474,026

LOSS FROM OPERATIONS	(386,558)	(486,049)	(376,444)	(2,022,341)

OTHER INCOME – Net	11,511	10,255	28,056	678

NET LOSS	($375,047)	($475,794)	($348,388)	($2,021,663)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED	($0.04)	($0.05)	($0.04)	($0.21)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC AND DILUTED	9,610,608	9,569,385	9,600,379	9,595,870

CONDENSED CONSOLIDATED BALANCE SHEET DATA (Unaudited)

	September 30, 2004	December 31, 2003
Cash and cash equivalents	$3,404,020	$4,256,978
Total assets	5,593,943	6,243,304
Long-term debt, net of current portion	—	—
Total stockholders’ equity	$4,048,357	$4,372,995

SOURCE Duraswitch
     -0- 11/01/2004
     /CONTACT: Heather Beshears, Vice President, Corporate Communications of Duraswitch Industries, Inc., +1-480-586-3357, heather@duraswitch.com/
     /Web site: http://www.duraswitch.com /
     (DSWT)

CO: Duraswitch
ST: Arizona
IN: CPR ECP OTC
SU: ERN